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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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HARBOR ACQUISITION CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARBOR ACQUISITION CORPORATION
400 Crown Colony Drive, Suite 104
Boston, Massachusetts 02169

Supplement dated January 11, 2008 to Proxy Statement dated November 30, 2007

Dear Stockholder:

        On or about November 30, 2007, we mailed to you a definitive proxy statement dated November 30, 2007 relating to a special meeting of the stockholders of Harbor Acquisition Corporation, or "Harbor", "we" or "us," relating to our proposed acquisition of Elmet Technologies, Inc., or "Elmet," which meeting was originally scheduled to be held at 10:00 a.m., local time, on December 14, 2007, at the offices of Davis, Malm & D'Agostine, P.C., One Boston Place, 37th Floor, Boston, Massachusetts. As described in our press releases on December 13 and December 20, 2007, that special meeting commenced on December 14, 2007, but was adjourned, without conducting any business, until 10:00 a.m., on January 8, 2008. As described in our press release on January 8, 2008, that special meeting was reconvened on January 8, 2008, but the sole action taken at that adjourned session was the approval, by a majority vote of the shares represented at that session, of a proposal to further adjourn the special meeting until 10:00 a.m., local time, on Wednesday, January 23, 2008 at the offices of Davis, Malm & D'Agostine, P.C. described above.

        As described in the proxy statement, you will at the adjourned session of the special meeting be asked to consider and vote on the following proposals:

        1.     To approve the acquisition of Elmet (referred to as the "acquisition") substantially on the terms set forth in the Stock Purchase Agreement dated October 17, 2006, as amended (referred to as the "stock purchase agreement") by and among Elmet, the stockholders of Elmet and Harbor;

        2.     To amend and restate our Certificate of Incorporation (referred to as the "amendment") to change our name from "Harbor Acquisition Corporation" to "Elmet Technologies Corporation" and remove certain provisions only applicable to us prior to our completion of a business combination;

        3.     To approve our 2006 Incentive Compensation Plan (referred to as the "incentive compensation plan"); and

        4.     To approve any further adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies (referred to as the "adjournment proposal").

        We are delivering this supplement to the proxy statement in order to provide you with additional information about certain developments since November 30, 2007. These developments relate to amendments to Elmet's two agreements with Philips Lighting that are described in the proxy statement, certain purchases of outstanding shares of our common stock which we now anticipate will occur prior to the adjourned session of our special meeting, certain waivers and related agreements which have recently been made under the stock purchase agreement, the extension until January 31, 2008 of the commitment we have obtained for our proposed $70.0 million new senior secured credit facilities, and our recent engagement of Canaccord Adams, Inc., an investment banking firm, under which, if our acquisition of Elmet is successfully completed, such firm will advise us in the future with respect to future transactions intended to reduce the number of our outstanding common stock purchase warrants.

        In order to provide our stockholders with additional time to consider the information contained in this supplement and to allow us to solicit additional proxies, the meeting has, as described above, been adjourned until 10:00 a.m., local time, on Wednesday, January 23, 2008. The record date for the special meeting has not been changed. Accordingly, only stockholders who owned shares of our common stock at the close of business on November 9, 2007 will be entitled to vote at that adjourned session.

        Our board of directors continues to unanimously recommend that holders of our common stock vote "FOR" approval of the acquisition, the stock purchase agreement and the other transactions contemplated by the stock purchase agreement, "FOR" the amendment, "FOR" the incentive compensation plan, and "FOR" the adjournment proposal.

        Your vote is important. Whether or not you plan to attend the adjourned session of the special meeting, we urge you to read carefully this supplement and the proxy statement, complete the proxy card (or provide voting instructions to the bank or broker which holds your shares in "street name"), and return such proxy card or have your bank or broker report your voting instructions to our transfer agent as promptly as possible. If you have already delivered to our transfer agent a signed proxy card or instructed your bank or broker how to vote your shares which are held in "street name," you do not need to do anything further unless you wish to change your vote. If you would like to receive another proxy card or have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., Inc. at (800) 607-0088 or Robert J. Hanks, our chief executive officer, at (617) 472-2805, ext. 8411. You may also access a copy of the proxy statement and this supplement without charge at the website of the Securities and Exchange Commission at http://www.sec.gov.

        Under our Certificate of Incorporation, the acquisition must be approved by a majority of the votes cast at the special meeting, in person or by proxy, in respect of shares of our common stock issued in our initial public offering or purchased in the aftermarket. If you do not appear at the special meeting in person or by proxy, or if you abstain by appearing in person and not voting or by returning a proxy with an instruction to abstain on the acquisition proposal, or if your shares are held in street name and you do not instruct your broker or bank how to vote, your shares will not be counted as being voted either "for" or "against" approval of the acquisition, and you will not have the right to convert your shares into a pro rata portion of the trust account (net of accrued taxes). Since approval of the acquisition will require the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting in respect of shares owned by our public stockholders, your failure to vote at the special meeting will not affect the vote on the acquisition by our public stockholders whose shares are voted at the meeting. However, if you fail to vote, either in person or by proxy, on the amendment proposal, your failure to vote will have the same effect as voting against the amendment.

        This supplement is dated January 11, 2008, and is first being mailed to stockholders on or about January 11, 2008.

        On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Robert J. Hanks Chief Executive Officer

HARBOR ACQUISITION CORPORATION

Proxy Statement Supplement

INTRODUCTION

        Except as described in this proxy statement supplement, the information provided in the proxy statement dated November 30, 2007 which we previously mailed to our stockholders (the "Proxy Statement") continues to apply. To the extent that information in this supplement differs from, updates or conflicts with information in the Proxy Statement, the information in this supplement is more current. In this supplement, the terms "we," "us" or "Harbor" refer to Harbor Acquisition Corporation, and the term "Elmet" refers to Elmet Technologies, Inc.

        We are mailing this supplement to our stockholders of record on November 9, 2007, the record date of the special meeting of our stockholders which commenced on December 14, 2007 and has been adjourned to January 23, 2008. That adjourned session of the special meeting, and any subsequent adjournment thereof, is referred to in this supplement as the "special meeting." At the special meeting, our stockholders will be asked to approve the matters described in the notice of the meeting included at the beginning of the Proxy Statement and restated in the introductory letter to this supplement. Such matters include in particular our proposed acquisition of Elmet (referred to as the "acquisition") substantially on the terms set forth in the Stock Purchase Agreement dated October 17, 2006, as amended (referred to as the "stock purchase agreement") by and among Elmet, the stockholders of Elmet and Harbor.

        We urge you to read carefully this supplement, together with the Proxy Statement. Should you wish to receive another copy of the Proxy Statement or another proxy card which accompanied the Proxy Statement, please call our proxy solicitor, Morrow & Co., Inc. at (800) 607-0088 or Robert J. Hanks, our chief executive officer, at (617) 472-2805, ext. 8411. You may also access a copy of the Proxy Statement and this supplement without charge at the website of the Securities and Exchange Commission at http://www.sec.gov.

ADDITIONAL INFORMATION

Recent Developments Concerning Elmet's Business

        As described under "Information About Elmet Technologies, Inc.—Products and Operations" commencing on page 139 of the Proxy Statement, Elmet currently sells certain filament products for lighting to Philips Electronics North America Corporation (referred to as "Philips") pursuant to a fixed price supply agreement which Elmet and Philips entered into as part of the Philips buyout in December 2003. On December 19, 2007, Philips and Elmet entered into an amendment to that supply agreement, which was originally scheduled to expire on December 31, 2008. The amendment provides that the term of the supply agreement will be extended until December 31, 2010 for certain types of filaments used in Philip's fluorescent light bulbs. Philips has agreed to purchase a substantial majority of these filaments from Elmet during this extended supply period. Elmet's obligation to supply Philips with other types of filaments, including filaments used in incandescent and halogen light bulbs, and wires will expire at the end of the original term of the supply agreement on December 31, 2008, although Philips has agreed to use its best efforts to acquire these products from suppliers other than Elmet as soon as practicable. The filaments and wires that are not subject to the extension through 2010 and that Elmet will cease to supply and sell under current contract pricing to Philips on December 31, 2008, if not sooner, have produced lower, and in some cases, negative margins for Elmet in the recent past.

        As further described under that section of the Proxy Statement, Philips and Elmet are also party to a purchased products supply agreement which appoints Elmet as Philips' exclusive distributor with respect to reselling certain glass products and glass components supplied by Philips. The original purchased products supply agreement was entered into on December 13, 2003. As further described in the Proxy Statement, on May 30, 2007, Philips provided Elmet with 12 months' advance notice that it would cease to manufacture and supply certain of the products supplied by Philips to Elmet under the purchased products supply agreement. On December 19, 2007, Philips and Elmet amended that purchased products supply agreement. Under the amendment, Elmet agreed to deliver its final order with respect to the discontinued products in an amount equal to Philip's remaining inventory, with delivery of those products occurring monthly during the first quarter of 2008. Under the terms of the amendment Philips also paid Elmet in December 2007 the sum of $1,500,000, which was intended to compensate Elmet for the loss of profits that it had expected to make in calendar year 2008 from the sale of the discontinued products. In addition, the amendment provides that Elmet shall continue to be the exclusive supplier of certain other glass products to an existing Elmet customer and its affiliates.

Potential Purchases of Our Outstanding IPO Shares

        Potential Purchases of IPO Shares by Certain Harbor Affiliates.    As described under "Potential Purchases of IPO Shares by Our Officers and Directors or their Affiliates" commencing on page 55 of the Proxy Statement, John Carson, our chairman of the Board, Robert J. Hanks, our chief executive officer, and David A.R. Dullum, our president, advised our board of directors prior to our mailing of the Proxy Statement that, if they subsequently determined that the acquisition proposal may not receive sufficient affirmative votes or that holders of 20% or more of the total shares of our common stock which we issued in our initial public offering ("IPO shares") may vote against the acquisition and exercise conversion rights, they or their affiliates, or other of the holders of our outstanding common stock issued prior to our IPO (collectively, the "founders"), may, prior to the special meeting (which term includes any adjournment of that meeting), purchase (without Harbor being a party to such purchases) IPO shares either through open market or privately negotiated transactions. In the case of any such open market purchases, they would not know the identity or intent of the sellers and, in the case of any privately negotiated transaction, they would intend to purchase from sellers that have voted, or evidenced an intent to vote, against the acquisition and to exercise conversion rights, commencing with the largest of such holders. The objective of Messrs. Carson, Hanks and Dullum or other founders in making such purchases of IPO shares would be to make it more likely that our proposed acquisition of Elmet will be approved by our stockholders and less than 20% of the total IPO shares converted into a pro rata portion of the trust account, both of which are conditions to our acquisition of Elmet. This is because, while our officers and directors and their affiliates have agreed to vote (through obtaining proxies from the sellers of such IPO shares as the holders on the record date) any IPO shares which they may acquire in accordance with the majority of shares of common stock voted by our public stockholders, they intend to purchase shares which would otherwise be voted against the acquisition. Furthermore, since any such purchased IPO shares would no longer be held by the holders of such shares on the record date, such purchased IPO shares would not be eligible for conversion.

        Messrs. Carson, Hanks and Dullum have recently advised our board of directors that they intend to form a limited liability company (the "HAC Management LLC") of which they will be the managers and members (along with certain other Harbor founders, including all of the other Harbor officers and directors except for Edward Cady and William Mahoney, who are independent directors), and that they intend that the HAC Management LLC will purchase, prior to the adjourned session of the special meeting, up to 2.35 million IPO shares (approximately 17.0% of the 13.8 million total IPO shares) under the terms described above. They have also advised our board that any such purchases will be made at prices (exclusive of brokerage commissions) not exceeding the estimated per share conversion amount for the IPO shares and that they anticipate that all, or substantially all, of such purchases will be made from up to approximately ten institutional holders of IPO shares which have to date submitted proxies voting against the acquisition and electing conversion rights with respect to their IPO shares.

        Potential Purchases of IPO Shares by Elmet and Subsequent Distribution to Elmet Stockholders.    As also described in the section of the Proxy Statement described above, our board of directors also believed, prior to our mailing of the Proxy Statement, that John S. Jensen, Elmet's founder and principal stockholder, and other stockholders of Elmet might, particularly in light of their individual interests in the successful completion of the acquisition, decide to purchase IPO shares prior to the special meeting and to vote (through obtaining proxies or voting instructions from the sellers of such IPO shares as the holders on the record date) such shares in favor of the acquisition. By letter dated January 10, 2008, Elmet has advised us that the Elmet stockholders intend to acquire (through the procedure described below and subject to the conditions set forth in Elmet's letter) up to 2.0 million IPO shares (approximately 14.5% of the 13.8 million total IPO shares) for this purpose. Elmet's letter advises us that, subject to the conditions set forth in such letter, Elmet intends to purchase such shares prior to the adjourned session of the special meeting at prices (exclusive of brokerage commissions) not exceeding the estimated per share conversion amount for the IPO shares. The conditions to such purchase of IPO shares by Elmet which are set forth in Elmet's letter relate primarily to availability of financing to Elmet and Harbor's willingness to waive certain provisions of the stock purchase agreement which are necessary in order to permit such purchase, as described below under "Waivers Under the Stock Purchase Agreement—Waiver of Provisions to Permit Purchase of IPO Shares." Elmet's letter further advises us that Elmet expects to borrow the funds necessary to purchase such shares from its existing senior lender, and then distribute such shares to the Elmet stockholders shortly prior to the closing of the acquisition if the acquisition is approved by our stockholders and the other conditions to closing are satisfied.

        As described in the response to the question "What will we pay for Elmet?" on page 3 of the Proxy Statement and then in greater detail under "The Stock Purchase Agreement" commencing on page 103, the stock purchase agreement provides that we will pay for Elmet at the closing approximately $111.8 million in cash (including approximately $6.3 million to be then deposited into an escrow account) and will then issue (or reserve for future issuance) a total of 2.191 million shares of Harbor common stock issuable at the closing or upon future exercise by certain of the Elmet stockholders of "put rights." Such number of reserved Harbor shares does not include any additional Harbor shares which we might in the future become obligated to issue to the former Elmet stockholders as a contingent payment if the combined operations of Harbor and Elmet satisfy certain performance thresholds. Under the stock purchase agreement, we will pay off at the closing all of Elmet's then outstanding debt and deduct the amount of such payment from the cash payment we would otherwise deliver to the Elmet stockholders. Accordingly, to the extent that Elmet purchases (utilizing borrowed funds) and then distributes to its stockholders prior to the closing IPO shares as described above, the amount of cash which we will use to pay off Elmet's outstanding debt at the closing will be increased, and the amount of cash we will deliver to the Elmet stockholders will be reduced, both by the same amount. There will also be no change in the number of Harbor shares (2.191 million) which, under the stock purchase agreement, we will issue (or reserve for future issuance) to the Elmet stockholders at the time of the closing. Accordingly, any potential purchase and distribution by Elmet of IPO shares will have no effect on any of (i) the total purchase price we will pay for Elmet, (ii) the respective amounts of the components of such purchase price which will consist of cash or Harbor shares, (iii) the nature or amount of the combined debt of Harbor and Elmet which will be outstanding upon the completion of the acquisition, or (iv) the pro forma financial statements describing the combined operations of Harbor and Elmet (after giving effect to the terms of the acquisition) which are contained in the Proxy Statement.

        However, to the extent that Elmet purchases and then distributes to its stockholders IPO shares as described above, the Elmet stockholders will own upon the completion of the acquisition an increased number of Harbor shares because such holdings will include both the up to 2.0 million IPO shares they will receive from Elmet prior to the closing and the 2.191 million Harbor shares we will issue (or reserve for future issuance) to them at the closing. An increased portion of the total consideration which the Elmet stockholders will receive in connection with the acquisition will therefore be in the form of Harbor shares as opposed to cash. Assume, for example, that Elmet purchases prior to the adjourned session of the special meeting (and then distributes to its stockholders prior to the closing of the acquisition) a total of 2.0 million IPO shares for a total purchase price of approximately $11.8 million (which price reflects the estimated per share conversion amount for such shares as of December 31, 2007) and the amount of Elmet debt (excluding the amount borrowed by Elmet to finance the purchase of IPO shares) at the time of the closing is approximately $29.0 million. Under these assumptions, the Elmet stockholders will hold upon the completion of the closing (including shares then reserved for future issuance to them) a total of 4.191 (rather than 2.191) million Harbor shares and will have received approximately $64.7 (rather than $76.5) million of cash.

        Limited Price Protection Offered by Certain Harbor Founders to Elmet Stockholders.    To the extent that Elmet purchases prior to the adjourned session of the special meeting IPO shares and then distributes such shares to its stockholders prior to the closing, our officers and directors and their affiliates which are members of the HAC Management LLC have agreed that they will provide, subject to certain terms and conditions, limited protection to the Elmet stockholders against any decrease in the market value of the IPO shares purchased by Elmet and distributed to the Elmet stockholders which may occur during the 24 months commencing on the date of the adjourned session of our stockholder meeting at which the acquisition is approved. If the "market price" of Harbor common stock (defined as the average closing price over the preceding 20 trading days) on the day on which such 24-month period ends (the "measurement date") decreases below the price (including commissions) at which Elmet purchased such IPO shares, the HAC Management LLC's members will transfer to the Elmet stockholders (pro rata in proportion to such stockholders' respective holdings of Elmet shares immediately prior to the closing), from the HAC Management LLC members' respective holdings of Harbor founders shares, Harbor shares then having a "market price" (but not less than $5.00 per Harbor share) equal to the difference between the purchase price which Elmet paid for such IPO shares (including commissions) and the greater of the then "market price" of such shares or $5.00 per Harbor share. However, the maximum amount of founders shares potentially transferable to the Elmet stockholders will be limited to 1.375 million shares (representing approximately 50% of the founders shares expected to be owned by the HAC Management LLC's members). The HAC Management LLC's members have agreed not to sell, transfer or dispose of any of their respective founders shares prior to the measurement date, except to the extent the proceeds are used to pay any amounts due under loans to them or their affiliates in connection with purchases by the HAC Management LLC of IPO shares prior to the adjourned session of the Harbor stockholders meeting as described above. Certain additional terms would apply to the extent that the former Elmet stockholders sell the IPO shares they receive from Elmet during the 24-month period described above in registered public offerings or certain other permitted forms of disposition.

        Priority in Registration Rights and Certain Sales of Securities for Former Elmet Stockholders.    To the extent that Elmet purchases IPO shares prior to the adjourned session of the special meeting and then distributes such shares to its stockholders prior to the closing, our officers and directors and their affiliates which are members of the HAC Management LLC have agreed that the former Elmet stockholders (and certain of their assignees or successors) will receive priority in any subsequent registration of shares of Harbor common stock under the Securities Act of 1933, as amended, for purposes of resale of such shares. As a result no registration statement may be filed by Harbor for the benefit of the Harbor officers and directors (or their respective affiliates) unless and until either (i) a registration statement has been filed with, and declared effective by, the Securities and Exchange Commission with respect to the shares of Harbor common stock held by the former Elmet stockholders or (ii) a registration statement filed for the benefit of the Harbor officers and directors (or their respective affiliates) also permits the resale by the former Elmet stockholders of Harbor common stock on the terms described in this paragraph. Furthermore, except as may otherwise be required by a managing underwriter in any registered offering of Harbor common stock, the former Elmet stockholders will have priority, in any underwritten public offering or similar sale of securities by selling security holders of Harbor, to sell their shares over any sale of Harbor shares by our officers and directors and their affiliates which are members of the HAC Management LLC. However, in no event shall this priority mean that the former Elmet stockholders will have any priority over Harbor itself in any potential underwritten offering or similar sale, it being acknowledged and agreed that Harbor is not a party to the agreement relating to future registration rights and certain sales of securities described above.

        Effect of Purchases of IPO Shares—Increases in Percentage Ownership of Harbor Common Stock.    To the extent that the HAC Management LLC purchases up to 2.35 million IPO shares and Elmet purchases and then distributes to the Elmet stockholders up to 2.0 million IPO shares, each on the terms described above, the percentages of Harbor's total outstanding common stock which will be beneficially owned respectively by Harbor's current officers and directors and by the Elmet stockholders upon the completion of the acquisition will be increased, and the percentage of Harbor's total outstanding shares which are held by stockholders who are not affiliated with either Harbor's current officers and directors or the Elmet stockholders will be proportionately reduced. As described under "Beneficial Ownership of Harbor Securities" commencing on page 189 of the Proxy Statement, Harbor's current officers and directors collectively beneficially owned on the record date of the special meeting an aggregate of 2.7 million shares of Harbor common stock. Because Harbor's current officers and directors will collectively own 87% of total member interests in the HAC Management LLC, the number of Harbor shares which those current officers and directors will beneficially own will increase by up to 2.1 million if the HAC Management LLC purchases up to 2.35 million IPO shares as described above. The total shares of Harbor common stock beneficially owned by Harbor's current officers and directors will therefore increase from approximately 2.7 million shares to up to approximately 4.8 million shares. Such up to 4.8 million shares will represent up to approximately 25.3% (rather than approximately 14.2%) of the approximately 19.0 million total shares of Harbor common stock which will be outstanding (or reserved for future issuance to Elmet stockholders) upon the completion of the acquisition if none of the Harbor public stockholders vote against the acquisition and exercise conversion rights with respect to their IPO shares. If Harbor public stockholders holding up to 19.99% of the total outstanding IPO shares vote against the acquisition and exercise conversion rights, the total number of Harbor shares which will be outstanding (or reserved for future issuance to the Elmet stockholders) upon the completion of the acquisition will decrease from approximately 19.0 million to approximately 16.3 million shares. Under these circumstances, the up to 4.8 million shares which will be beneficially owned by Harbor's current officers and directors will therefore further increase from approximately 25.3% to approximately 29.5% of such total outstanding (or reserved) shares.

        Likewise, the total number of Harbor shares owned on the completion of the acquisition by the Elmet stockholders (directly or upon exercise of the put right described in the Proxy Statement) will increase from 2.191 million to up to 4.191 million if Elmet purchases and distributes to the Elmet stockholders up to 2.0 million IPO shares as described above. The Harbor shares to be owned by the Elmet stockholders upon the completion of the acquisition will therefore increase from approximately 11.5% to up to approximately 22.1% of the approximately 19.0 million total outstanding shares of Harbor common stock (if none of the outstanding IPO shares are converted) or approximately 25.7% of the approximately 16.3 million total outstanding (or reserved) shares (if the maximum of up to 19.99% of the outstanding IPO shares are converted into cash). Accordingly, if the HAC Management LLC purchases up to 2.35 million IPO shares and Elmet purchases and distributes to its stockholders up to 2.0 million IPO shares, Harbor's current officers and directors and the Elmet stockholders will collectively own up to approximately 47.4% of the total outstanding Harbor shares outstanding (or reserved for future issuance to Elmet stockholders) upon the completion of the acquisition (if none of the outstanding IPO shares are converted into cash) or up to approximately 55.2% of the approximately 16.3 million total outstanding (or reserved) shares (if the maximum of up to 19.99% of the outstanding IPO shares are converted into cash).

        Effect of Purchases of IPO Shares—Average Daily Trading Volume May Decline as a Result of Purchases by Current and Future Affiliates of Harbor.    As described above, we now anticipate that all or substantially all of the IPO shares which may be purchased by the HAC Management LLC and/or by Elmet (for distribution to the Elmet stockholders) will be purchased from up to approximately ten institutional holders which have to date submitted proxies voting against the acquisition and electing conversion rights. Accordingly, we anticipate that there will not be any significant decrease in the total number of Harbor stockholders as a result of such purchases. However, the IPO shares acquired by HAC Management LLC and, upon distribution by Elmet, by Mr. Jensen (who will become our chief executive officer upon the closing) or any other current stockholder of Elmet which is, or will become, affiliated with us or any of our officers and directors, will not be salable following the closing of the acquisition unless registered under the Securities Act or sold pursuant to an exemption from such registration. As described under "Certain Relationships and Related Transactions" commencing on page 192 of the Proxy Statement, and "Registration Rights and Lock-Up Agreement" commencing on page 116, our officers and directors now have, and each Elmet stockholder who will own one percent or more of the total outstanding Harbor shares will acquire upon the closing of the acquisition, certain rights to require us to file, commencing six months after the closing of the acquisition, registration statements under the Securities Act for purposes of potential resale by such holders of such shares. We now anticipate that we will allow any IPO shares acquired either by the HAC Management LLC or purchased by Elmet and distributed to the Elmet stockholders prior to the closing to be included in any such registration statements to the extent required to permit resale of such shares under applicable securities laws. Except as described above under "Priority in Registration Rights and Certain Sales of Securities for Former Elmet Stockholders," the inclusion of such shares in any such registration statements will be subject to substantially the same terms and conditions which are applicable to other Harbor shares held by such persons. However, any IPO shares which may be purchased by the HAC Management LLC and/or by Elmet from investors which are not affiliated with our officers and directors are not currently subject to restrictions on resale under the Securities Act. The purchase of IPO shares prior to the adjourned session of the special meeting by either the HAC Management LLC and/or by Elmet (for distribution to the Elmet stockholders) may therefore reduce the average trading volume in outstanding Harbor shares for at least the six months following the closing of the acquisition and perhaps longer.

        Effect of Purchases of IPO Shares—Potential Increase in Likelihood of Completing Proposed Acquisition; Potential Pre-Meeting Increases in Share Price.    As described on page 57 of the Proxy Statement under the subheadings "(1) Effect on Price," "(2) Management Conflicts of Interests," and "(3) Effect on Vote, 20% Conversion Limitation and Redemption Rights," we believe the potential purchase of IPO shares by the HAC Management LLC and/or by Elmet will make it more likely, although not assured, that the acquisition will be approved by the Harbor stockholders, less than 20% of the total IPO shares will be converted, and the acquisition will be successfully completed. As described on that page and in the other sections of the Proxy Statement there referenced, our officers and directors who will be the members of the HAC Management LLC have significant conflicts of interest which motivate them to cause the HAC Management LLC to purchase IPO shares on the terms described above. Finally, as described on that page of the Proxy Statement, the reported market price of Harbor common stock may increase prior to the adjourned session of our stockholders meeting as a result of any purchases of IPO shares by the HAC Management LLC and/or Elmet which may occur, although such reported prices may not be relevant for open market transactions involving smaller numbers of Harbor shares or for any subsequent purchases. You should accordingly base your decision on whether to vote for or against the acquisition proposal primarily based on your evaluation of the merits, risks and other aspects of the transaction disclosed in the Proxy Statement and this supplement, as opposed to the reported market price of Harbor shares.

Waivers Under the Stock Purchase Agreement

        Waiver of Provisions to Permit Purchase of IPO Shares.    As described under "The Stock Purchase Agreement—Conditions to the Completion of the Acquisition" commencing on page 113 of the Proxy Statement, our obligation under the stock purchase agreement to close the acquisition of Elmet is subject to several conditions, which include that the representations and warranties made by Elmet and the Elmet stockholders in the stock purchase agreement are true and correct in all material respects as of the closing date and that all covenants of Elmet and the Elmet stockholders in the stock purchase agreement shall have been complied with in all material respects as of the closing date.

        In order to permit Elmet to purchase up to 2.0 million IPO shares prior to the adjourned session of our special meeting of stockholders, to finance such purchase with borrowing under Elmet's current credit facilities or from an alternative lender, to pledge any IPO shares so purchased to any such lender, and to distribute such IPO shares to the Elmet stockholders shortly prior to the closing of the acquisition, each as described above in this supplement, at the request of Elmet and the representative of Elmet's stockholders, whom we refer to as the "Elmet stockholders' representative," we have agreed to waive, to the extent required, provisions of the stock purchase agreement which would otherwise prohibit or restrict such actions without our consent. As described above, under the current provisions of the stock purchase agreement, our repayment at the closing of the debt which Elmet will borrow to finance its purchase of the IPO shares (along with all of Elmet's other then outstanding debt) will be deducted from the cash which we would otherwise deliver to the Elmet stockholders at the closing, and therefore no waiver or other modification of the stock purchase agreement is needed in connection with such repayment or delivery.

        Waivers of Certain Rights to Terminate the Stock Purchase Agreement.    As described under "The Stock Purchase Agreement—Termination" commencing on page 114 of the Proxy Statement, each of Elmet, the Elmet stockholders' representative and we would have the right to terminate the stock purchase agreement if the closing of the acquisition did not occur on or prior to the 15th business day following the original date of our stockholders meeting set forth in the Proxy Statement. Our special meeting was originally scheduled on December 14, 2007 as set forth in our Proxy Statement. Accordingly, each of Elmet, the Elmet stockholders' representative and we would have the right to terminate the stock purchase agreement beginning on January 9, 2008.

        However, on January 10, 2007, Harbor, Elmet and the Elmet stockholders' representative agreed that none of them will terminate the stock purchase agreement under this so-called "drop dead date" provision:

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  prior to January 24, 2008; and

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  assuming the Harbor stockholders approve the proposed acquisition on or prior to January 23, 2008 and not more than 19.99% of the IPO shares have effectively elected to convert their IPO shares into proceeds from the trust fund established in connection with our IPO, prior to February 1, 2008.

        The effect of these commitments is that unless Harbor receives the approval of its stockholders of the proposed acquisition by January 23, 2008, or a further waiver is delivered, either Harbor, Elmet and/or the Elmet stockholders' representative will be able to terminate the stock purchase agreement immediately thereafter, assuming no breach of the stock purchase agreement that would prevent such termination. Furthermore, unless Harbor's stockholders approve the proposed acquisition by January 23, 2008 and not more than 19.99% of the IPO shares effectively elect to convert their IPO shares into proceeds from the trust fund established in connection with our IPO, and we complete the proposed acquisition of Elmet by January 31, 2008, or a further waiver is delivered, either Harbor, Elmet and/or the Elmet stockholders' representative will be able to terminate the stock purchase agreement immediately thereafter assuming no breach of the stock purchase agreement that would prevent such termination.

Agreement as to Timing of Dissolution and Liquidation if Stock Purchase Agreement Terminated

        In connection with Elmet's request described above for a waiver of certain provisions of the stock purchase agreement to permit Elmet to purchase IPO shares, incur debt, pledge such IPO shares to its lender and distribute such IPO shares to its stockholders prior to the closing of Harbor's proposed acquisition of Elmet, Elmet also requested that Harbor agree to a certain timetable within which Harbor would commence certain of the steps necessary to dissolve and liquidate in the event the stock purchase agreement is terminated and the proposed acquisition of Elmet is not completed. As described more fully at page 99 of the Proxy Statement, Harbor will be required to dissolve and liquidate in accordance with the terms of its certificate of incorporation if the proposed acquisition of Elmet is not completed. We have agreed that if Elmet purchases any IPO shares and the stock purchase agreement is thereafter terminated for any reason, we will, within 15 days after such termination, adopt a specific plan of dissolution and liquidation for recommended approval to the Harbor stockholders. We will then file a preliminary proxy statement with the Securities and Exchange Commission setting out such plan of dissolution and liquidation within 30 days after such termination, and we will use all reasonable and diligent efforts to thereafter finalize the proxy statement and secure stockholder approval of the plan as soon as practicable.

Extension of Financing Commitment

        As described under "Proposed Senior Secured Credit Facilities" commencing on page 118 of the Proxy Statement, Harbor entered into an amended and restated commitment letter dated October 18, 2007 with Bank of America, N.A. ("BofA"), RBS Citizens, National Association ("RBS"), and two of their respective affiliates for a proposed new $70.0 million senior secured credit facility which will become effective upon the closing of the acquisition, and on November 30, 2007, the term of that commitment was extended to permit the closing to occur by December 21, 2007 (unless extended to a later date at the discretion of BofA, RBS and their respective affiliates). Copies of that commitment letter and extension are attached as Annex D to the Proxy Statement. On December 28, 2007, BofA, RBS and their respective affiliates further extended that commitment to permit the closing to occur by January 31, 2008 (unless extended to a later date at the discretion of BofA, RBA and their respective affiliates), and a copy of that further extension is attached as Exhibit A to this supplement.

Engagement of Canaccord Adams, Inc.

        As described above, we will have, if the acquisition is approved by our stockholders and successfully completed, approximately 19.0 million shares of our common stock outstanding (or reserved for future issuance to Elmet stockholders upon exercise of put rights) upon the closing of the acquisition, or approximately 16.3 million shares if the maximum of 19.99% of our outstanding IPO shares are voted against the acquisition and converted into cash. In addition to such outstanding shares, we now have outstanding warrants which will permit the holders thereof to purchase, at any time between the closing of the acquisition and May 1, 2011, up to 29.6 million shares of our common stock at an exercise price of $5.00 per share. In addition, we issued to the underwriters at the closing of our public offering options to purchase units which will contain warrants which will permit the holders thereof to purchase, at any time between the closing of the acquisition and May 1, 2011, up to an additional 1.2 million shares of our common stock at an exercise price of $6.25 per share.

        On January 9, 2008, we entered into a letter agreement with Canaccord Adams, Inc., an investment banking firm, which provides that, subject to consummation of our acquisition of Elmet, Canaccord Adams will act, during the six months following the closing of the acquisition, as our financial advisor with respect to one or more transactions intended to reduce the number of our outstanding warrants. For providing such services, we have agreed, subject to consummation of our acquisition of Elmet, to pay to Canaccord Adams a fee of $125,000 upon closing of the acquisition and $25,000 per month beginning on the first day of the second month of the six months term of the agreement (and therefore an aggregate of $250,000 of fees payable under the agreement). Subject to consummation of our acquisition of Elmet, we have also agreed to reimburse Canaccord Adams for certain expenses, and to indemnify Canaccord Adams against certain potential liabilities, which Canaccord Adams may incur in connection with their provision to us of advisory services under that agreement.

        As of the date of this supplement, we have no specific plans or commitments with respect to any potential transaction which might reduce the number of our outstanding warrants. Furthermore, we can not now predict whether we will, based upon advice from Canaccord Adams or otherwise, undertake any specific transaction for this purpose in the future or the terms of any such potential transaction.

FORWARD-LOOKING STATEMENTS

        This supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of forward-looking terminology, including the words "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should," or, in each case, their negative or other variations or comparable terminology. Such statements include, but are not limited to, any statements relating to our ability to consummate the acquisition or other business combination and any other statements that are not historical facts. These statements are based on management's current expectations, but actual results may differ materially due to various factors, including, but not limited to:

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  the failure of our stockholders to approve the acquisition and the transactions contemplated thereby;

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  the number and percentage of our stockholders voting against the acquisition and electing to exercise their conversion rights;

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  the satisfaction of the conditions to Elmet's purchase of, and its borrowing with respect to, IPO shares;

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  the continued ability of Elmet to successfully execute its business plan involving the proper management of its human resources and assets;

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  demand for the products and services that Elmet provides;

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  continued availability of, and changes in pricing for, raw materials used by Elmet;

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  Elmet's ability to anticipate and adequately respond to competition;

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  changing interpretations of generally accepted accounting principles;

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  costs associated with continued compliance with government regulations;

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  legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Elmet is engaged;

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  general economic conditions, geopolitical events and regulatory changes; and

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  those other risks and uncertainties detailed under the heading "Risk Factors" beginning on page 33 of the Proxy Statement.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which Elmet operates, may differ materially from those made in or suggested by the forward-looking statements contained in this supplement. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which Elmet operates, are consistent with the forward-looking statements contained in this supplement, those results or developments may not be indicative of results or developments in subsequent periods. Furthermore, the forward-looking statements in this supplement speak only as of the date of this supplement and the events described therein may not occur in light of the risks, uncertainties and assumptions referenced above.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access this information without charge at the SEC website at http://www.sec.gov.

        You may read and copy reports, proxy statements and other information filed by us with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

        You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

December 28, 2007

Harbor Acquisition Corporation
One Boston Place
Suite 3630
Boston, MA 02108
Attention: Robert J. Hanks

ELMET TECHNOLOGIES, INC.
Second Amendment to Amended and Restated Commitment Letter (this "Letter")

Ladies and Gentlemen:

Reference is made to that (a) certain Amended and Restated Commitment Letter dated as of October 18, 2007 (together with the Summary of Terms attached thereto, as amended, the "Commitment Letter") among Harbor Acquisition Corporation, a Delaware corporation (the "Company"), Bank of America, N.A. ("Bank of America"), Banc of America Securities LLC ("BAS"), RBS Citizens, National Association ("RBS Citizens") and RBS Securities Corporation ("RBS Securities") and (b) First Amendment to Amended and Restated Commitment Letter dated as of November 30, 2007 among the Company, Bank of America, BAS, RBS Citizens and RBS Securities. Unless otherwise defined herein, capitalized terms shall have the same meanings as specified therefor in the Commitment Letter.

The Company, Bank of America, BAS, RBS Citizens and RBS Securities hereby agree that the Commitment Letter is hereby amended by deleting the date of "December 21, 2007" in clause (a) of the last paragraph therein and substituting therefor the date "January 31, 2008".

Except as expressly set forth herein, all of the terms and conditions of the Commitment Letter shall remain in full force and effect. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. This Amendment may be executed in counterparts, which shall together constitute one instrument. Electronic copies of duly executed pages are acceptable and shall be deemed to be originals.

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        If you are in agreement with the foregoing, please execute a counterpart of this Letter where indicated below and deliver it to the undersigned, whereupon it shall become effective as of the date first set forth above.

BANK OF AMERICA, N.A.
By:
	Name:	Jane A. Parker
	Title:	Senior Vice President
BANC OF AMERICA SECURITIES LLC
By:
	Name:	Timothy Monte
	Title:	Principal
RBS CITIZENS, NATIONAL ASSOCIATION
By:
	Name:	Jeanne A. Hulit
	Title:	Senior Vice President
RBS SECURITIES CORPORATION
By:
	Name:	James C. Gregg
	Title:	Senior Vice President
ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:
HARBOR ACQUISITION CORPORATION
By:
	Name:	Robert J. Hanks
Title:

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HARBOR ACQUISITION CORPORATION 400 Crown Colony Drive, Suite 104 Boston, Massachusetts 02169
Supplement dated January 11, 2008 to Proxy Statement dated November 30, 2007
HARBOR ACQUISITION CORPORATION Proxy Statement Supplement INTRODUCTION
ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION